Exhibit 99.2

RXI PHARMACEUTICALS Announces CLOSING of $15 Million UNDERWRITTEN Public Offering

MARLBOROUGH, Mass., Oct. 3, 2018 /PRNewswire/ -- RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (sd-rxRNA®) therapeutic platform, today announced the closing of its previously announced underwritten public offering of 3,725,714 units at a public offering price of $0.70 per unit and 17,702,858 pre-funded units at a public offering price of $0.69 per pre-funded unit, raising gross proceeds of approximately $15 million. The Company intends to use the net proceeds of this offering towards the development of RXi’s immuno-oncology program, for other research and development activities and for general working capital.

H.C. Wainwright & Co. acted as the sole book-running manager for the offering.

Each unit sold in this offering contained one share of common stock and one warrant to purchase one share of common stock. Each pre-funded unit sold in this offering included one pre-funded warrant to purchase one share of common stock, at an exercise of $0.01 per share, and one warrant to purchase one share of common stock. Each warrant has an exercise price of $0.70 per share, is exercisable immediately and will expire seven years from the date of issuance. The shares of common stock (or the pre-funded warrants, as the case may be) and the accompanying warrants included in the units or pre-funded units were purchased together in this offering but were issued separately.

A registration statement on Form S-1 relating to the public offering of the securities described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on September 28, 2018, and an additional registration statement on Form S-1 filed pursuant to Rule 462(b) became automatically effective on October 1, 2018. The offering was made only by means of a prospectus forming part of the effective registration statements. Copies of the final prospectus relating to the offering is available on the SEC’s website at www.sec.gov and may also be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or by emailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About RXi Pharmaceuticals

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (sd-rxRNA®) therapeutic platform. The Company's discovery and research efforts are focused on developing sd-rxRNA therapeutic compounds to be used with an Adoptive Cell Transfer (ACT) approach. This process uses immune cells, such as T-lymphocytes that are isolated from the patient or retrieved from allogeneic immune cell banks, and then expanded and in some cases processed to express tumor-binding receptors. Our approach introduces a new and important step in ex-vivo processing of the immune cells where sd-rxRNA is used to eliminate the expression of immunosuppressive receptors or proteins from the therapeutic immune cells, making them less sensitive to tumor resistance mechanisms and thus improving their ability to destroy the tumor cells. Essentially, we aim to maximize the power of our sd-rxRNA therapeutic compounds by weaponizing therapeutic immune effector cells to attack cancer and ultimately provide patients battling terminal cancers with a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: the use of the net proceeds, as well as our ability to successfully develop RXI-109, Samcyprone™, RXI-762, RXI-804 and our other product candidates (collectively "our product candidates"); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi's product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors." Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation
Tamara McGrillen
508-929-3646

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